KLA-TENCOR CORPORATION
EXECUTIVE SEVERANCE PLAN
AS AMENDED AND RESTATED SEPTEMBER 21, 2015
1.Introduction
The KLA-Tencor Corporation Executive Severance Plan (the “Plan”) is designed to (i) assure the Company that it will have the continued dedication and availability of, and objective advice and counsel from, the Participants and (ii) provide Participants with the compensation and benefits described in the Plan in the event of their termination of employment with the Company under the circumstances described in the Plan. This document constitutes the written instrument under which the Plan is maintained and supersedes any prior plan or practice of the Company that provides severance benefits to Participants.
This Plan is intended to be in documentary compliance with the applicable requirements of Section 409A of the Internal Revenue Code and the Treasury Regulations and official guidance issued thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time (“Section 409A”), and any ambiguities herein will be interpreted to so comply.
Participants shall be those Employees selected at the sole discretion of the Committee.
2.Definitions
For purposes of this Plan, the following terms shall have the meanings set forth below:
(a)“Acceleration Ratio” shall mean the ratio of (i) the number of months (with any fractional month rounded up to the next whole month) that elapse between the grant date of an outstanding equity award and the date of the Participant’s Separation from Service hereunder to (ii) the number of months (with any fractional month rounded up to the next whole month) in the total vesting period in effect for such award.
(b)“Amended Plan Effective Date” shall mean September 21, 2015.
(c)“Average Annual Incentive” shall mean the average annual incentive cash compensation earned in the aggregate by the Participant under the Company’s various incentive bonus plans for the last three Prior Completed Fiscal Years of the Company, including any portion earned but deferred; provided, however that if a Participant has not been in Employee status for the last three full fiscal years, the Average Annual Incentive shall mean the product of (i) twelve (12) times (ii) the quotient equal to (A) the sum of (1) the annual incentive cash compensation earned in the aggregate by the Participant under the Company’s various incentive bonus plans (including any portion earned but deferred) with respect to all Prior Completed Fiscal Years plus (2) the Participant’s Termination Year Bonus, divided by (B) the sum of (1) the total number of months of service by such Participant for all Prior Completed Fiscal Years (i.e., the number of such Participant’s Prior Completed Fiscal Years multiplied by twelve (12)) plus (2) the number of full calendar months of Employee service by such Participant in the fiscal year in which he or she ceases Employee status.
(d)“Base Salary” shall mean the Participant’s annual rate of base salary in effect as of the date of his or her cessation of Employee status, but prior to any reduction to such Base Salary that would qualify as a Good Reason termination event.
(e)“Board” means the Board of Directors of the Company.
(f)“Cause” shall mean (A) outside the Change of Control Period, the occurrence of any of the following events: (i) the Participant’s conviction of, or plea of nolo contendre to, a felony; (ii) the Participant’s gross misconduct; (iii) any material act of personal dishonesty taken by the Participant in connection with his or her responsibilities as an employee of the Company, or (iv) the Participant’s willful and continued failure to perform the duties and responsibilities of his or her position after there has been delivered to the Participant a written demand for performance from the Board which describes the basis for the Board’s belief that the Participant has not substantially performed his or her duties and provides the Participant with thirty (30) days to take corrective action, and (B) within the Change of Control Period, the occurrence of any of the following events: (i) the Participant’s conviction of, or plea of nolo contendre to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; (ii) the Participant’s willful gross misconduct with regard to the Company that is materially injurious to the Company; (iii) any act of personal dishonesty taken by the Participant in connection with his or her responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in substantial personal enrichment of the Participant or (iv) the Participant’s willful and continued failure to perform the duties and responsibilities of his or her position after there has been delivered to the Participant a written demand for performance from the Board which describes the basis for the Board’s belief that the Participant has not substantially performed his or her duties and provides the Participant with thirty (30) days to take corrective action.
(g)“Change of Control” shall mean the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; (ii) the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) the consummation of any merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (iv) a change in the composition of the Board, as a result of which fewer than a majority of the Board members are Incumbent Directors. “Incumbent Directors” shall mean Board members who either (A) are members of the Board on the Amended Plan Effective Date or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those Board members whose election or nomination was not in connection with any transactions described in subsections (i), (ii) or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company. Notwithstanding the foregoing provisions of this definition, a transaction will not be deemed a Change of Control unless the transaction qualifies as a “change in control event” within the meaning of Section 409A.
(h)“Change of Control Period” shall mean the two (2) year period commencing upon the occurrence of a Change of Control.
(i)“Code” shall mean the Internal Revenue Code of 1986, as amended.
(j)“Committee” shall mean the Board or such committee appointed by the Board to act as the committee for purposes of administering the Plan.
(k)“Company” shall mean KLA-Tencor Corporation, a Delaware corporation, and any successor entity.
(l)“Employee” shall mean an individual who is a full-time regular employee of one or more members of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance. An individual shall be deemed to continue in Employee status for so long as he or she continues as a full-time regular employee of at least one member of the Employer Group.
(m)“Employer Group” means (i) the Company and (ii) each of the other members of the controlled group that includes the Company, as determined in accordance with Sections 414(b) and (c) of the Code, except that in applying Sections 1563(1), (2) and (3) of the Code for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.414(c)-2 of the Treasury Regulations.
(n)“Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code.
(o)“Good Reason” shall mean the occurrence of any of the following without the Participant’s written consent: (i) a material reduction of the Participant’s duties, authority or responsibilities; (ii) a material change in the Participant’s reporting requirements such that the Participant is required to report to a person whose duties, responsibilities and authority are materially less than those of the person to whom the Participant was reporting immediately prior to such change, (iii) a material reduction in the Participant’s Base Salary, other than a reduction that applies to other executives generally; (iv) a material reduction in the aggregate level of the Participant’s overall compensation, other than a reduction that applies to other executives generally; or (iv) a material relocation of the Participant’s office, with a relocation of more than fifty (50) miles from its then present location to be deemed material, unless the relocated office is closer to the Participant’s then principal residence; provided however, that in no event shall the Participant’s Separation from Service be deemed to be for Good Reason unless (x) the Participant provides the Company with written notice specifying in detail the event or transaction constituting grounds for a Good Reason resignation and delivered to the Company within ninety (90) days after the occurrence of that event or transaction, (y) the Company fails to remedy the purported Good Reason event or transaction within a reasonable cure period of at least thirty (30) days following receipt of such notice and (z) the Participant resigns for such Good Reason within sixty (60) days after the Company’s failure to take such timely curative action, but in no event more than one hundred eighty (180)

days after the occurrence of the event or transaction identified in the clause (x) notice to the Company as the grounds for the Good Reason resignation.
(p)“Original Effective Date” shall mean January 1, 2006.
(q)“Participant” shall mean an Employee who meets the eligibility requirements of Section 3.
(r)“Plan” shall mean this KLA-Tencor Corporation Executive Severance Plan, as amended and restated.
(s)“Plan Year” shall mean the Company’s fiscal year.
(t)“Prior Completed Fiscal Years” shall mean, with respect to a Participant who ceases Employee status, the completed fiscal years of the Company occurring consecutively immediately preceding the fiscal year in which such Participant ceases Employee status and for which such Participant remained in continuous Employee status for the entire fiscal year.
(u)“Prorated Annual Incentive” shall mean the aggregate incentive bonus paid to the Participant under the applicable Company incentive bonus plan for the Company’s most recently completed fiscal year, including any portion earned but deferred, multiplied by a fraction, the numerator of which is the number of days in the Company’s then current fiscal year through the date of the Participant’s Separation from Service, and the denominator of which is equal to 365.
(v)“Separation from Service” means the Participant’s cessation of Employee status by reason of his or her death, retirement or termination of employment. The Participant shall be deemed to have terminated employment for such purpose at such time as the level of his or her bona fide services to be performed as an Employee (or non-employee consultant) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services he or she rendered as an Employee during the immediately preceding thirty-six (36) months (or such shorter period for which he or she may have rendered such service). Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of Section 409A. In addition to the foregoing, a Separation from Service will not be deemed to have occurred while an Employee is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months or any longer period for which such Employee’s right to reemployment with one or more members of the Employer Group is provided either by statute or contract; provided, however, that in the event of an Employee’s leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six (6) months and that causes such individual to be unable to perform his or her duties as an Employee, no Separation from Service shall be deemed to occur during the first twenty-nine (29) months of such leave. If the period of leave exceeds six (6) months (or twenty-nine (29) months in the event of disability as indicated above) and the Employee’s right to reemployment is not provided either by statute or contract, then such Employee will be deemed to have a Separation from Service on the first day immediately following the expiration of such six (6)-month or twenty-nine (29)-month period.
(w)“Severance Multiple” shall mean the Participant’s Severance Period, expressed in years or fractions thereof (e.g., a Severance Period of two (2) years results in a Severance Multiple of two (2)). The Severance Multiple may be different for periods outside of the Change of Control Period and within the Change of Control Period.
(x)“Severance Payment” shall mean the payment of severance compensation as provided in Section 4 hereof.
(y)“Severance Period” shall mean the number of years (which may include fractional years) established by the Committee for an individual Participant. The Severance Period may be different for periods outside of the Change of Control Period and within the Change of Control Period.
(z)“Specified Employee” means any individual who is, at any time during the twelve (12)-month period ending with the identification date specified below, a “key employee” (within the meaning of that term under Code Section 416(i)), as determined by the Committee in accordance with the applicable standards of Section 409A and applied on a consistent basis for all non-qualified deferred compensation plans of the Employer Group subject to Section 409A. The Specified Employees shall be identified by the Committee on December 31 each year and shall have that status for the twelve (12)-month period beginning on the April 1 subsequent to such determination by the Committee.
(aa)“Termination Year Bonus” means the product of (i) a Participant’s actual annual incentive cash compensation for the fiscal year in which he or she ceases Employee status, calculated (based on the Company’s actual performance metrics for such fiscal year) after the conclusion of such fiscal year, that the Participant would have received if the Participant had remained in continuous Employee status through the entire fiscal year (and any additional period of time necessary to be eligible to receive such annual incentive cash compensation for such fiscal year) and (ii) a fraction, the numerator of which is the number of full calendar months of Employee service by such Participant in the fiscal year in which he or she ceases Employee status, and the denominator of which is twelve (12).
3.Eligibility
(a)Required Release.
(i)As a condition to receiving severance benefits under Section 4(b), 4(c) or 4(d) of the Plan, the Participant must sign, deliver to the Company and not revoke a general waiver and release (such executed document, the “Required Release”) in the form provided by (and in favor of) the Company within the time set forth in the release agreement. Such Required Release will become effective as required by the release agreement; provided that the effective date of such Required Release must be on or before the date that is sixty (60) days following the Participant’s Separation from Service (such deadline, the “Release Deadline”). The Participant will not receive severance benefits under Section 4(b), 4(c) or 4(d) of the Plan unless the Required Release is returned to the Company, and not revoked, by the Participant within the Release Deadline.
(ii)In the event the Separation from Service occurs at a time during the calendar year when the Required Release could become effective in the calendar year following the calendar year in which the Participant’s Separation from Service occurs (whether or not it actually becomes effective in the following year), then any severance payments and benefits under Section 4(b), 4(c) or 4(d) of the Plan that would constitute an item of deferred compensation under Section 409A will be paid on the first normal payroll run to occur during the calendar year following the calendar year in which such Separation from Service occurs, or, if later, (A) the first normal payroll run after the Required Release actually becomes effective, or (B) such time as required by Section 6.
(b)Participation in Plan. The Committee shall from time to time designate the Employees who are to participate in the Plan. The Committee may, with respect to one or more such designated Participants, limit their participation to certain Separations from Service during or related to the Change of Control Period as set forth in Sections 4(c) and 4(d) hereof and not allow them to participate with respect to certain Separations from Service outside of and unrelated to the Change of Control Period, as set forth in Section 4(b) hereof. A Participant shall cease to be a Participant upon cessation of Employee status (unless such Participant is then entitled to a Severance Payment under the Plan) or upon the expiration date of the Plan. However, a Participant who becomes entitled to a Severance Payment shall remain a Participant in the Plan until the full amount of his or her benefits under the Plan have been provided to such Participant, notwithstanding the prior expiration of the Plan. Upon receipt of all the Severance Payments, the Participant releases the Company from any and all further obligations under the Plan.
4.Severance Benefits
(a)Termination of Employment. Except as otherwise provided in this Section 4(a), upon the termination of the Participant’s Employee status for any reason, the Participant shall be immediately entitled to any (i) unpaid Base Salary accrued through the effective date of such termination; (ii) unreimbursed business expenses required to be reimbursed to the Participant in accordance with the Company’s business expense reimbursement policy, and (iii) pay for accrued but unused vacation that the Company is legally obligated to pay the Participant. Any amounts deferred by such Participant under one or more of the Company’s non-qualified deferred compensation programs subject to Section 409A, which remain unpaid on the termination date shall be paid at such time and in such manner as set forth in each applicable plan or agreement governing the payment of those deferred amounts, subject, however, to the deferred payment provisions of Section 6 below. Amounts deferred under any other deferred compensation plans or programs shall be paid to the Participant in accordance with the terms and provisions of each such applicable plan or program. In the event that any Participant who has been designated by the Board or its authorized committee as being eligible to participate in the Company’s executive retiree health program (the “Retiree Program”) terminates his or her Employee status for any reason between the ages of 55 and 65 and is in good standing with the Company at the time of such termination, such Participant will be eligible to continue his or her medical, dental, and vision coverage at the premium costs specified in the Retiree Program until the Participant reaches the age of 65 in accordance with the terms of the Executive Retiree Health Program as in effect on the Amended Plan Effective Date. In addition, should the Participant incur a Separation from Service because his or her service as an Employee is terminated or reduced by the Company other than for Cause or by the Participant for Good Reason, then the Participant shall be entitled to the amounts and benefits specified below.
(b)Termination by the Company Without Cause or the Participant Terminates for Good Reason Outside of the Change of Control Period. If the Participant incurs a Separation from Service because his or her service as an Employee is reduced or terminated by the Company without Cause or by the Participant for Good Reason, and such Separation from Service does not occur during the Change of Control Period, then, subject to Sections 3(a) and 5, the Participant shall receive: (i) an amount equal to the Participant’s Severance Multiple multiplied by the Participant’s Base Salary, payable in a lump sum in accordance with the Company’s normal payroll policies for salaried employees, on the first normal payroll run after the Required Release becomes effective, except as set forth in Section 3(a)(ii) above; (ii) the Participant’s Prorated Annual Incentive, with such payment to be made in a lump sum at the same time as the payment under clause (i) above; (iii) partial vesting acceleration with respect to the Participant’s then outstanding unvested equity awards, with the amount of such accelerated vesting being equal to, for each such award, (A) the product of the number of shares originally granted under such award (as such number may be modified based upon the satisfaction of (or failure to satisfy) any performance criteria applicable to such award; with respect to any award for which satisfaction of the performance criteria applicable to such award has not yet been determined as of the date of such Participant’s Separation from Service, the number of shares under such award for purposes of this clause (A) shall only be calculated following the determination of the extent to which such performance criteria have actually been satisfied (if at all)) multiplied by the Acceleration Ratio, less (B) the number of shares under such award that have actually vested in accordance with the terms of such award (without giving effect to the acceleration terms hereunder) as of the date of the Participant’s Separation from Service hereunder, with such acceleration to become effective on the date the Required Release becomes effective, except as set forth in Section 3(a)(ii) above; and (iv) with respect to any of the Participant’s then outstanding options or stock appreciation rights granted on or after the Original Effective Date (“New Options/SARs”), an extended post-termination exercise period for each such New Option/SAR equal to the earlier of (x) twelve (12) months from the date of the Participant’s cessation of Employee status or (y) the expiration date of the maximum term (not to exceed ten years) of such New Option/SAR. The Company will amend the agreements (e.g., restricted stock unit agreements or stock option agreements) underlying a Participant’s equity awards outstanding as of the date of such Participant’s Separation from Service to the extent necessary to give effect to the provisions of this Section 4(b).
(c)Termination Without Cause or Resignation for Good Reason During the Change of Control Period. If the Participant incurs a Separation from Service because his or her service as an Employee is reduced or terminated by the Company without Cause or by the Participant for Good Reason, and such Separation from Service occurs within the Change of Control Period, then, subject to Sections 3(a) and 5, Participant shall receive: (i) a cash amount equal to the Participant’s Severance Multiple multiplied by the sum of the Participant’s Base Salary and Average Annual Incentive, payable in a lump sum in accordance with the Company’s normal payroll policies for salaried employees, on the first normal payroll run after the Required Release becomes effective, except as set forth in Section 3(a)(ii) above, (provided that, if the Average Annual Incentive component of such payment cannot be calculated prior to the date of such initial payment (for example, because the Company’s Compensation Committee has not certified the extent to which the applicable performance criteria have been achieved), the Average Annual Incentive amount will, once it can be calculated, be paid in a lump sum in accordance with the Company’s normal payroll policies for salaried employees, on the first normal payroll run after the Required Release becomes effective); (ii) the Participant’s Prorated Annual Incentive, with such payment to be made in a lump sum at the same time as the payment under clause (i) above; (iii) one hundred percent (100%) accelerated vesting with respect to each of the Participant’s then outstanding unvested equity awards (provided that, with respect to any award for which satisfaction of the performance criteria applicable to such award has not yet been determined as of the date of such Participant’s Separation from Service, the number of shares under such award that shall be accelerated for purposes of this clause (iii) shall only be equal to the final number of shares under such award, as calculated following the determination of the extent to which such performance criteria have actually been satisfied (if at all)), with such acceleration to become effective on the date the Required Release becomes effective, except as set forth in Section 3(a)(ii) above; (iv) an extended post-termination exercise period for each New Option/SAR equal to the earlier of (x) twelve (12) months from the date of the Participant’s cessation of Employee status or (y) the expiration date of the maximum term (not to exceed ten years) of such New Option/SAR; and (v) a monthly payment of $2,000 for the duration of the Severance Period, with the payment for each such month to be made concurrently with the first payment made under clause (i) above for that month. The Company will amend the agreements (e.g., restricted stock unit agreements or stock option agreements) underlying a Participant’s equity awards outstanding as of the date of such Participant’s Separation from Service to the extent necessary to give effect to the provisions of this Section 4(c).
(d)Certain Terminations Prior to a Change of Control. If at any time during the period beginning with the execution of a definitive agreement to effect a Change of Control and ending with the earlier (x) the termination of that agreement without a Change of Control or (y) the effective date of the Change of Control contemplated by that agreement, the Participant incurs a Separation from Service because his or her service as an Employee is reduced or terminated by the Company without Cause or by the Participant for Good Reason, then each of his or her outstanding equity awards, whether vested or unvested, shall, notwithstanding anything to the contrary in the documents evidencing those awards, remain outstanding for a period of six (6) months following such Separation from Service (or, if earlier, until the expiration date of the maximum term (not to exceed ten years) of such award). Should the Change of Control contemplated by that agreement become effective during that six (6)-month period, then, subject to Sections 3(a) and 5, Participant shall thereupon become entitled to the following benefits: (i) the unvested portion of each of his or her outstanding equity awards shall vest immediately (provided that, with respect to any award for which satisfaction of the performance criteria applicable to such award has not yet been determined as of the date of such Participant’s Separation from Service, the number of shares under such award that shall be accelerated for purposes of this clause (i) shall only be equal to the final number of shares under such award, as calculated following the determination of the extent to which such performance criteria have actually been satisfied (if at all)), with such acceleration to become effective on the date the Required Release becomes effective, except as set forth in Section 3(a)(ii) above; (ii) each of his or her New Options/SARs shall have an extended post-termination exercise period equal to the earlier of (x) twelve (12) months from the date of his or her cessation of Employee status or (y) the expiration date of the maximum term (not to exceed ten years) of such New Option/SAR; (iii) a cash amount equal to the Participant’s Severance Multiple multiplied by the sum of the Participant’s Base Salary and Average Annual Incentive, payable in a lump sum in accordance with the Company’s normal payroll policies for salaried employees, with the payment to be made on the first normal payroll run after the Required Release becomes effective, except as set forth in Section 3(a)(ii) above (provided that, if the Average Annual Incentive component of such payment cannot be calculated prior to the date of such initial payment (for example, because the Company’s Compensation Committee has not certified the extent to which the applicable performance criteria have been achieved), the Average Annual Incentive amount will, once it can be calculated, be paid in a lump sum in accordance with the Company’s normal payroll policies for salaried employees on the first normal payroll run after the Required Release becomes effective; (iv) the Participant’s Prorated Annual Incentive, with such payment to be made in a lump sum at the same time as the payment under clause (iii) above and (v) a payment of $2,000 multiplied by the number of months in the Severance Period, with the payment to be made concurrently with the payment made under clause (iii) above. The severance benefits payable under this Section 4(d) shall be in lieu of any severance benefits to which the Participant might otherwise be entitled under Section 4(c); accordingly, there shall be no duplication of benefits under Sections 4(c) and 4(d). The Company will amend the agreements (e.g., restricted stock unit agreements or stock option agreements) underlying a Participant’s equity awards outstanding as of the date of such Participant’s Separation from Service to the extent necessary to give effect to the provisions of this Section 4(d).
(e)Section 409A Status. To the extent the Participant vests in any outstanding restricted stock unit award or other similar full value equity award in accordance with the provisions of Section 4(b), 4(c) or 4 (d), the underlying shares of the Company’s common stock shall be issued on the date that award vests upon the satisfaction of the applicable requirements for such vesting (including the Release requirements under Section 3(a)) or as soon as administratively practicable thereafter, but in no event later than the fifteenth day of the third calendar month following such vesting date. The Participant’s right to receive shares of the Company’s common stock in one or more installments under such equity awards shall, for purposes of Section 409A, be treated as a right to receive a series of separate payments.
(f)Golden Parachute Excise Taxes.
(i)Parachute Payments of Less than 3x Base Amount Plus Fifty Thousand Dollars. If the benefits provided to the Participant under this Plan or otherwise payable to him or her (a) constitute “parachute payments” within the meaning of Section 280G of the Code, (b) would be subject to the Excise Tax, and (c) the aggregate present value of those parachute payments, as determined in accordance with Section 280G of the Code and the Treasury Regulations thereunder, is less than the dollar amount obtained by first multiplying the Participant’s “base amount” (within the meaning of Code Section 280G(b)(3)) by three (3) and then adding to such product fifty thousand dollars, then such benefits shall be reduced to the extent necessary (but only to that extent) so that no portion of such benefits will be subject to excise tax under Section 4999 of the Code. Such reduction shall be effected first by reducing the dollar amount of the Participant’s cash severance payments under clause (i) of Section 4(b), clauses (i) and (v) of Section 4(c) or clauses (iii) and (v) of Section 4(d), as applicable, with such reduction to be applied pro-rata to each such payment without any change in the payment dates, then by reducing his or her lump sum Pro-rated Annual Incentive payment and finally by reducing the accelerated vesting of his or her outstanding equity awards in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first), with full-value awards reversed before any stock option or stock appreciation rights are reduced. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis. All calculations required under this Section 4(f)(i) shall be performed by an independent registered public accounting firm mutually agreeable to the Company and the Participant (the “Independent Auditors”). The initial calculations shall be completed within thirty (30) business days following the effective date of the Change of Control, and any additional calculations required in connection with the Participant’s subsequent Separation from Service shall be completed within thirty (30) business days following the date of such Separation from Service.
(ii)Parachute Payments Equal to or Greater than 3x Base Amount Plus Fifty Thousand Dollars. If the benefits provided to the Participant under this Plan or otherwise payable to him or her (a) constitute “parachute payments” within the meaning of Section 280G of the Code, (b) would be subject to the Excise Tax, and (c) the aggregate present value of those parachute payments, as determined in accordance with Section 280G of the Code and the Treasury Regulations thereunder, equals or exceeds the dollar amount obtained by first multiplying the Participant’s “base amount” (within the meaning of Code Section 280G(b)(3)) by three (3) and then adding to such product fifty thousand dollars, then (A) those benefits shall be delivered in full to the Participant, and (B) the Participant shall also receive (1) a payment from the Company sufficient to pay such Excise Tax and (2) an additional payment from the Company sufficient to pay the federal and state income and employment taxes and additional Excise Taxes arising from the payments made to the Participant by the Company pursuant to this clause (B), with such combined payment herein designated the “Tax Gross-Up.”
(iii)280G Determinations. Within thirty (30) days after any Change of Control transaction in which one or more of the benefits paid or provided to the Participant constitute, in the opinion of the Independent Auditors, parachute payments under Code Section 280G which equal or exceed the dollar amount calculated under subparagraph (ii) of this Section 4(f), the Independent Auditors shall calculate the Excise Tax attributable to those payments and the resulting Tax Gross-Up to which the Participant is entitled with respect to such tax liability. Within thirty (30) days after the Participant’s Separation from Service under Section 4(c) or 4(d), the Independent Auditors shall identify any additional parachute payments which such Participant is to receive pursuant to this Plan in connection with such Separation from Service and submit to the Company and the Participant the calculation of the Excise Tax attributable to those payments and the resulting Tax Gross-Up to which the Participant is entitled with respect to such tax liability. In each such instance, the Company will pay the applicable Tax Gross-Up to the Participant (net of all applicable withholding taxes, including any taxes required to be withheld under Code Section 4999) within ten (10) business days following the later of (i) the delivery by the Independent Auditors of the calculation of the applicable Excise Tax and the resulting Tax Gross-Up, provided such calculations represent a reasonable interpretation of the applicable law and regulations or (ii) the date the related Excise Tax is remitted to the appropriate tax authorities. For purposes of making the calculations required by this Section 4(f), the Independent Auditors may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish the Independent Auditors with such information and documents as the Independent Auditors may reasonably request in order to make the calculations required under this Section 4(f). The Company shall bear all costs the Independent Auditors may reasonably incur in connection with any calculations contemplated by this Section 4(f).
(iv)In the event that the Participant’s actual Excise Tax liability is determined by a Final Determination (as defined below) to be greater than the Excise Tax liability taken into account for purposes of the Tax Gross-Up paid to the Participant pursuant to the preceding provisions of this Section 4(f), then within thirty (30) days following the Final Determination, the Participant shall submit to the Company a new Excise Tax calculation based upon that Final Determination. The Independent Auditors shall, within the next forty-five (45) days thereafter, calculate (in accordance with the same procedures applicable to the calculation of the initial Tax Gross-Up payment hereunder) the additional Tax Gross-Up payment to which the Participant is entitled on the basis of the Excise Tax liability resulting from that Final Determination and deliver those calculations to the Company and the Participant. The Company shall make such additional Tax Gross Up payment to the Participant within ten (10) business days following the later of (i) the delivery of the applicable calculations or (ii) the date the excess tax liability attributable to the Final Determination is remitted to the appropriate tax authorities.
(v)In the event that the Participant’s actual Excise Tax liability is determined by a Final Determination to be less than the Excise Tax liability taken into account for purposes of the Tax Gross-Up paid to the Participant pursuant to the preceding provisions of this Section 4(f), then the Participant shall refund to the Company, promptly upon receipt, any federal or state tax refund attributable to the Excise Tax overpayment.
(vi)For purposes of this Section 4(f), a “Final Determination” means an audit adjustment by the Internal Revenue Service that is either (i) agreed to by both the Participant (or his or her estate) and the Company (such agreement by the Company to be not unreasonably withheld) or (ii) sustained by a court of competent jurisdiction in a decision with which the Participant and the Company concur (such concurrence by the Company to be not unreasonably withheld) or with respect to which the period within which an appeal may be filed has lapsed without a notice of appeal being filed.
(g)Additional Limitations on Tax Gross-Up. In order to assure that the Tax Gross-Up provisions of Section 4(f) comply with the applicable requirements of Section 409A, the following limitation shall be controlling, notwithstanding anything to the contrary in the preceding provisions of Section 4(f):
(i)To the extent the Tax Gross-Up (or any additional Tax Gross-Up hereunder) is attributable to any benefits under this Plan that are triggered by the Participant’s Separation from Service, that portion of the Tax Gross-Up (or additional Tax Gross-Up) shall be subject to the delayed payment provisions of Section 6.
(ii)In no event shall any Tax Gross-Up to which the Participant becomes entitled pursuant to Section 4(f) be made later than the later of (i) the close of the calendar year in which the Excise Tax triggering the right to such payment is paid by or on behalf of the Participant or (ii) the fifteenth day of the third calendar month following the day of payment of such Excise Tax.
(iii)To the extent the Participant may become entitled to any reimbursement of expenses incurred by him or her at the direction of the Company in connection with any tax audit or litigation addressing the existence or amount of the Excise Tax, such reimbursement shall be paid to the Participant no later than the close of the calendar year in which the Excise Tax that is the subject of such audit or litigation is paid by or on behalf of the Participant or, if no Excise Tax is found to be due as a result of such audit or litigation, no later than the later of (i) the close of the calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation or (ii) the fifteenth day of the third calendar month following the date the audit is completed or the date the litigation is so settled or resolved.
5.Covenant Not to Solicit.
(a)Remedies for Breach. The Company’s obligations to provide Severance Payments as provided in Section 4 are expressly conditioned upon the Participant’s covenant not to solicit as provided herein. In the event the Participant breaches his or her obligations to the Company as provided herein, the Company’s obligations to make Severance Payments to the Participant pursuant to Section 4 shall cease, without prejudice to any other remedies that may be available to the Company.
(b)Covenant Not to Solicit. If a Participant is receiving Severance Payments pursuant to Section 4 hereof, he or she shall not, at any time during the Severance Period, directly or indirectly solicit any individuals to leave the Company’s employ for any reason or interfere in any other manner with the employment relationships at the time existing between the Company and its current or prospective employees.
(c)Representations. The covenant contained in this Section 5 shall be construed as a separate covenant in each county, city and state (or analogous entity) and country of the world. If, in any judicial proceeding, a court shall refuse to enforce this covenant, or any part thereof, then such unenforceable covenant, or such part thereof, shall be deemed eliminated from this Plan for the purpose of those proceedings to the extent necessary to permit any remaining portion of the covenants to be enforced.
(d)Reformation. In the event that the provisions of this Section 5 should ever be deemed to exceed the time or geographic limitations, or scope of this covenant, permitted by applicable law, then such provisions shall be reformed to the maximum time or geographic limitations, as the case may be, permitted by applicable laws.
6.Special Limitations on Benefit Payments. The following special provisions shall govern the commencement date of the payments and benefits to which a Participant may become entitled under the Plan:
(a)Notwithstanding any provision in this Plan to the contrary (other than Section 6(b) below), no payment or benefit under the Plan which constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of the Participant’s Separation from Service will be made to such Participant prior to the earlier of (i) the first day following the six (6)-month anniversary of the date of Separation of Service or (ii) the date of the Participant’s death, if the Participant is deemed at the time of such Separation from Service to be a Specified Employee and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable deferral period, all payments, benefits and reimbursements deferred pursuant to this Section 6(a) (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or provided to the Participant in a lump sum on the date that is six (6) months and one (1) day after the date of his or her Separation from Service or, if earlier, the first day of the month immediately following the date the Company receives proof of his or her death. Any remaining payments or benefits due under the Plan will be paid in accordance with the normal payment dates specified herein.
(b)Notwithstanding Section 6(a) above, the following provisions shall also be applicable to a Participant who is a Specified Employee at the time of his or her Separation of Service:
(i)Any payments or benefits under the Plan which become due and payable to such Participant during the period beginning with the date of his or her Separation from Service and ending on March 15 of the following calendar year shall not be subject to the six (6)-month holdback under Subsection 6.A and shall accordingly be paid as and when they become due and payable under the Plan.
(ii)The remaining portion of the payments and benefits to which the Participant becomes entitled under the Plan, to the extent they do not in the aggregate exceed the dollar limit described below and are otherwise scheduled to be paid no later than the last day of the second calendar year following the calendar year in which the Participant’s Separation from Service occurs, shall not be subject to any deferred commencement date under Section 6(a) and shall be paid to the Participant as they become due and payable under the Plan. For purposes of this subparagraph (ii), the applicable dollar limitation will be equal to two times the lesser of (i) the Participant’s annualized compensation (based on his or her annual rate of pay for the calendar year preceding the calendar year of his or her Separation from Service, adjusted to reflect any increase during that calendar year which was expected to continue indefinitely had such Separation from Service not occurred) or (ii) the compensation limit under Section 401(a)(17) of the Code as in effect in the year of such Separation from Service. To the extent the portion of the severance payments and benefits to which the Participant would otherwise be entitled under the Plan during the deferral period under Section 6(a) exceeds the foregoing dollar limitation and the amount payable pursuant to subparagraph (i) above, such excess shall be paid in a lump sum upon the expiration of that deferral period, in accordance with the payment delay provisions of Section 6(a), and the remaining severance payments and benefits (if any) shall be paid in accordance with the normal payment dates specified for them herein.
(c)The foregoing provisions are intended to be in compliance with or exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted in accordance with such intent.
7.Employment Status; Withholding
(a)Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation to retain the Participant as an Employee, to change the status of the Participant’s employment, or to change the Company’s policies regarding termination of employment. The Participant’s employment is and shall continue to be at-will, as defined under applicable law. If the Participant’s employment with the Company or a successor entity terminates for any reason, the Participant shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Plan or available in accordance with the Company’s established employee plans and practices or other agreements with the Company at the time of termination.
(b)Taxation of Plan Payments. All amounts paid pursuant to this Plan shall be subject to all applicable payroll and withholding taxes.
8.Arbitration. Any dispute or controversy that shall arise out of the terms and conditions of the Plan and that cannot be resolved within thirty (30) days of the dispute or controversy through good-faith negotiation or non-binding mediation between the Participant and the Company, shall be subject to binding arbitration in Santa Clara, California before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, supplemented by the California Rules of Civil Procedure. The Company and the Participant shall each bear their own respective costs and attorneys’ fees incurred in connection with the arbitration; and the Company shall pay the arbitrator’s fees, unless law applicable at the time of the arbitration hearing requires otherwise. The arbitrator shall issue a written decision that sets forth the essential findings of fact and conclusions of law on which the award is based. The arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.
9.Successors to Company and Participants.
(a)Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Plan and agree expressly to perform the obligations under this Plan by executing a written agreement. For all purposes under this Plan, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection or which becomes bound by the terms of this Plan by operation of law.
(b)Participant’s Successors. All rights of the Participant hereunder shall inure to the benefit of, and be enforceable by, the Participant’s personal or legal representatives, executors, administrators, successors, heirs, devisees and legatees.
10.Duration, Amendment and Termination
(a)Duration. The initial term of this Plan shall be three (3) years from the Original Effective Date. At the end of the initial three (3) year term and any subsequent annual terms, the Plan shall be automatically extended for a one (1) year period unless terminated by the Committee prior to the end of such term, provided that any such termination shall be effective only with respect to future Plan Years. Participants shall be given notice of a Plan termination within sixty (60) days of the Committee’s decision. A termination of this Plan pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect the right of a Participant whose Separation from Service occurred prior to the termination date of the Plan to receive any Severance Payment to which such Participant is then entitled under the terms of the Plan.
(b)Change of Control. In the event of a Change of Control during the term of the Plan, the Plan shall automatically terminate immediately following the last Severance Payment arising from an event described in Sections 4(a) or 4(c) of the Plan.

(c)Amendment. The Committee shall have the discretionary authority to amend the Plan at any time, except that no such amendment shall affect the right of a Participant whose Separation from Service occurred either (i) prior to the amendment date of the Plan to receive any Severance Payment to which such Participant is then entitled under the terms of the Plan or (ii) on or following a Change of Control, in either case, without the written consent of the Participant.
(d)No Impermissible Acceleration or Deferral. Any action by the Committee to terminate the Plan or amend the Plan in accordance with the foregoing provisions of this Section 10 shall be effected in a manner so as not to result in any impermissible acceleration or deferral of benefits under Section 409A.
11.Plan Administration
(a)Plan Administrator. The Plan shall be administered by the Committee and the Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions. The Committee shall have such powers as may be necessary to discharge its duties hereunder.
(b)Procedures. The Committee may adopt such rules, regulations and bylaws and shall have the discretionary authority to make such decisions as it deems necessary or desirable for the proper administration of the Plan. Any rule or decision by the Committee shall be conclusive and binding upon all Participants.
12.Miscellaneous Provisions.
(a)Notices and all other communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Participant, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to the Company’s Vice President, Human Resources, 1 Technology Drive, Milpitas, CA 95035.
(b)The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(c)The rights of any person to payments or benefits under this Plan shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection shall be void. However, payments and benefits under the Plan may be reduced or offset by any amount a Participant may owe the Company, to the extent permitted by applicable law.
(d)Company may assign its rights under this Plan to an affiliate, and an affiliate may assign its rights under this Plan to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the net worth of the assignee is less than the net worth of the Company at the time of assignment; provided, further, that the Company shall guarantee all benefits payable hereunder. In the case of any such assignment, the term “Company” when used in this Plan shall mean the corporation that actually employs the Participant.
(e)To the extent there is any ambiguity as to whether any provision of this Plan would otherwise contravene one or more requirements or limitations of Section 409A, such provision shall be interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Section 409A.